Exhibit 10.6

DATE:    June 10, 2019

TO:    Andrew Frye

Addendum to Singapore Employment Contract Dear Andy,
Congratulations on your upcoming International Transfer. This letter outlines the provisions relating to your relocation and general transition to Singapore.

TRANSFER OF EMPLOYMENT

•All conditions in the Company’s International Transfer Policy apply to your move unless otherwise specified in this letter.

•Any employment contracts you may have had with a subsidiary, division or facility of Baxter outside do not transfer or otherwise apply to your Singapore employment (including, without limitation, your employment agreement with Baxter Healthcare (Thailand) Co. Ltd (the “Contract”) which terminated by reason of your resignation on July 31, 2019.

•Your original hire date of July 1, 2017 under the Contract will be used for future service awards, severance calculations and any applicable contractual or statutory entitlements in Singapore, if applicable.

TAX

•You will be responsible for Singapore taxes relating to any income received as of the effective date of your international transfer. You will also be responsible for Singapore and Thailand taxes relating to any compensation, awards, or benefits granted prior to the effective date of your international transfer, but received after the effective date. From a Baxter perspective, these items of income would include base salary, annual incentive payments, stock options income realized at exercise or sale, restricted stock and other equity awards, benefit plan distributions and other Company-earned income.

•You will receive Singapore, U.S. and Thailand tax preparation services, as required, for the duration you are employed with Baxter Singapore. In the event, you separate from Baxter Singapore, you will receive tax preparation services for the tax year that aligns with the effective date of your separation.

Additionally, you will receive tax consultations through Baxter’s designated tax preparation firm.

RELOCATION

•The Company will assist you with the relocation expenses listed below. Upon acceptance, a representative from our relocation vendor will be contacting you to initiate your relocation process. You and any eligible family members will have one year from the date of transfer to use these benefits.

▪Household Good Shipment Support – The Company will provide you a shipment of goods to include a sea shipment (up to two 40ft containers) and air shipment (equivalent up to 450 kg).

▪Immigration Support – The Company will assist with the documentation for you and your family members, where eligible, to live and work in Singapore.

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▪Settling-In Services – The Company will provide a program to help you settle into your new location, including finding a new rental, signing a lease, etc.

▪Taxes – The Company will pay any taxes assessed in your new country on these relocation benefits and services.

•The Company has committed considerable resources to develop a program that will benefit you during your relocation. You are asked to take part in this partnership and complete the relocation repayment agreement prior to beginning the relocation process. The Company’s Relocation Vendor, Aires, will collect the agreement electronically through their system.

MOBILITY BENEFITS

•The Company will provide you a monthly housing allowance of SGD 16,000 during your employment with Baxter in Singapore. You are responsible for maintaining your housing lease, making all rent payments, and paying for any other costs associated with the housing (i.e. utilities, security deposit, etc.) The Company’s designated relocation vendor will make the monthly rental payments to the bank account and currency of your choice. This allowance will not transition to any future Baxter employment outside of Singapore.

•The Company will reimburse actual registration, tuition fees, and transportation to/from school for your child through high school graduation. No uniforms, books, lunches, field trips, tutoring or extracurricular activities will be reimbursed. The Company’s designated relocation vendor will make the reimbursement to the bank account and currency of your choice.

•The Company will enroll you and your immediate family members in the Company’s Offshore medical and dental programs. Additionally, you will be enrolled in a life insurance and accidental death and dismemberment (AD&D) program. The Company will pay the cost of the insurance premiums and you will be responsible for any copays and deductibles. Dependent children up to age 26 can be covered under the medical and dental program.

•You hereby agree that these Mobility Benefits (i.e. housing allowance, schooling, and benefit coverage) are purely provided by the Company for your welfare and not in any way considered as wage under any applicable employment law.

•The terms of this addendum are deemed incorporated to your employment agreement dated August 1, 2019.

Accepted By:    Date

    Jul 9, 2019
Andrew Frye

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